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                                                                    EXHIBIT 10.1

                                PROMISSORY NOTE

$6,800,000.00                                                      July 15, 2002

        The undersigned U.S. Medical Development, Inc., a Nevada corporation ("USMD"), promises to pay to the order of Endocare, Inc., a Delaware corporation ("Endocare" or any subsequent holder(s) hereof are referred to generically as "Holder"), at 201 Technology Drive, Irvine, CA 92618 or at such other place as the Holder may from time to time designate in writing, the principal sum of SIX MILLION EIGHT HUNDRED THOUSAND AND NO/100 DOLLARS ($6,800,000.00).

        1. Interest. This promissory note shall bear interest at the Prime Rate, plus one percent (1%). "Prime Rate" means the varying rate of interest per annum quoted by Wells Fargo Bank, N.A., from time to time as its prime commercial rate of interest, with adjustments in the varying rate to be made on the same day as any change in such prime commercial rate.

        2. Payments.

            (a) USMD shall pay Holder the entire principal balance hereof plus all accrued but unpaid interest in one lump sum on September 30, 2002.

            (b) USMD shall have the right to prepay this Note at any time, in whole or in part, without premium or penalty.

        3. Event of Default.

            (a) Any one or more of the following shall constitute an "Event of Default" hereunder, if not cured within the "cure period" defined below:

                (i) USMD fails to pay make payment of principal or interest on this Note when due;

                (ii) USMD shall admit its inability to pay its debts as they mature, or shall make an assignment for the benefit of its creditors;

                (iii) a proceeding in bankruptcy or for the reorganization of USMD or the readjustment of any of its debts under the United States Bankruptcy Code, or under any other laws, whether state or federal, for the relief of debtors, now or hereafter existing, shall be commenced by USMD or shall be commenced against USMD and not be dismissed within 60 days; or

                (vi) a receiver or trustee shall be appointed for USMD or for any substantial part of its assets, or any proceeding shall be instituted for the dissolution or the full or partial liquidation of USMD and not be dismissed within 60 days.

            (b) The "cure period" is thirty (30) days after Endocare gives USMD written notice of a default under (a) (i) above. There is no cure period for a default under (a) (ii), (iii), or (iv).

            (c) Upon the occurrence of an Event of Default, the Holder of this Note may elect to accelerate this Note in its entirety including principal and interest then accrued, whereupon, without notice, presentation or demand, all of the same shall at once become due and payable. USMD agrees to


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pay all costs of collection, including, but not limited to, reasonable attorney's fees, professional fees, and court costs incurred by the Holder as a result of any Event of Default.

        4. Non-Recourse Debt. This Note is given by USMD to Endocare to fund payment for the Interests which are pledged as security for this Note pursuant to that certain Pledge Agreement, dated as of July 15, 2002, between Endocare and USMD (the "Pledge Agreement"). Endocare's sole remedy upon the occurrence of an Event of Default shall be to exercise its rights against the Interests under the Pledge Agreement. THIS NOTE IS NON-RECOURSE DEBT OF USMD WHICH, IF NOT PAID IN FULL, SHALL BE DISCHARGED AND SATISFIED SOLELY BY THE EXERCISE OF REMEDIES PROVIDED FOR IN THE PLEDGE AGREEMENT. NO PERSONAL OR DEFICIENCY JUDGMENT, ORDER OR EXECUTION ENTERED OR ISSUED IN ANY SUIT, ACTION OR PROCEEDING, WHETHER LEGAL OR EQUITABLE, UNDER THIS NOTE SHALL BE TAKEN AGAINST USMD OR ANY PERSON AFFILIATED WITH USMD FOR THE PURPOSE OF OBTAINING SATISFACTION AND PAYMENT OF THE DEBT EVIDENCED BY THE NOTE, FROM ANY ASSET OR PROPERTY OTHER THAN THE COLLATERAL SECURITY PROVIDED UNDER THE PLEDGE AGREEMENT. NOTWITHSTANDING THE FOREGOING, THIS NOTE SHALL BE WITH FULL RECOURSE TO USMD SOLELY TO THE EXTENT OF THE BREACH OF USMD'S REPRESENTATIONS, WARRANTIES AND COVENANTS UNDER THE PLEDGE AGREEMENT.

        5. Confidentiality. The parties acknowledge and agree that they are currently negotiating the potential acquisition of USMD by Endocare pursuant to the terms of that certain letter of intent dated April 3, 2002 between Endocare and U.S. Therapies, L.L.C. (the predecessor of USMD) (the "Letter of Intent"). The extension of credit hereunder is part of a series of transactions relating to the potential acquisition, and, therefore, both Endocare and USMD explicitly acknowledge and agree that the terms of this Note, the Pledge Agreement and all related documentation constitute Confidential Information (as defined in the Letter of Intent) and are subject to the restrictions on disclosure contained in
Section 5 of Part 2 of the Letter of Intent.

        6. Miscellaneous.

            (a) This Note is intended as a contract under and shall be construed and enforceable in accordance with the laws of the State of California.

            (b) Presentment for payment, demand, protest and notice of demand, protest and nonpayment and all other notices other than as set forth herein are hereby waived by USMD. No course of dealing between USMD and the Holder, nor delay or failure on the part of the Holder to exercise or enforce any right or remedy provided for herein or otherwise available to the Holder, including, without limitation, failure to accelerate the debt evidenced hereby by reason of default hereunder, acceptance of a past due installment, or indulgences granted from time to time shall be construed (i) as a novation of this Note or as a reinstatement of the indebtedness evidenced hereby or as a waiver of such right of acceleration or of the right of Holder thereafter to insist upon strict compliance with the terms of this Note, or (ii) to prevent the exercise of such right of acceleration or any other right granted hereunder or by the laws of the State of California or Texas. USMD hereby expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing.

            (c) No extension of time for the payment of this Note or any installment due hereunder, made by agreement with any person now or hereafter liable for the payment of this Note, shall operate to release, discharge, modify, change or affect the original liability of USMD under this Note, either in whole or in part unless Holder agrees otherwise in writing.


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            (d) This Note may not be modified orally, but only in writing, signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

            (e) This Note may not be assigned without the written consent of Endocare.

            (f) Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

            (g) As used herein the terms "USMD" and "Endocare" shall be deemed to include their respective heirs, successors, legal representatives and assigns, whether by voluntary action of the parties or by operation of law.

        IN WITNESS WHEREOF, this Note is executed and delivered as of the date first above written.

                                            U.S. Medical Development, Inc.


                                            By:   /s/ John M. House
                                                --------------------------------
                                            Name: John M. House, M.D.
                                            Title: President


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